                                                                    EXHIBIT 10.1

                 [LETTERHEAD OF GROVE SCIENTIFIC APPEARS HERE]

April 7, 1998



Mr. Steven L. Atkinson, COO
Crawford Equipment & Engineering Co.
P.O. Box 593243
Orlando, Florida 32859-3243

Re:  Agreement for Retained Services

Dear Steve,

Grove Scientific & Engineering Company (GSE) is submitting this contract for retained consulting services. The Scope of work is as follows:

 .    Provide support services for proposals; assist with incinerator and thermal oxidizer sizing and specifications, regulatory issues, engineering design, and other related services.

GSE will invoice Crawford $2000.00 per month and provide a job cost detail and account summary. Crawford will reimburse GSC for the additional costs above the retainer amount as contracts are awarded.

If this proposal is acceptable to Crawford Equipment & Engineering Co., please sign the attached contract and return one copy for our files.

Sincerely,

Grove Scientific Company

/s/ Bruno A. Ferraro
Bruno A. Ferraro, C.E.P., Q.E.P.
President

BAF:bf

Enclosure

CONTRACT

================================================================================

      This contract between Grove Scientific Company (hereinafter referred to as "Grove"), and Crawford Equipment & Engineering Co. (hereinafter referred to as "Client") is written confirmation and acceptance of our agreement hereinafter referred to as this "Agreement") whereby Client has retained Grove to perform the scope of services as set forth in the attached letter agreement, dated April 7, 1998 to Steven L. Atkinson (hereinafter referred to as "Addendum").

      This Agreement acknowledges that Grove shall charge Client for services performed by Grove according to the Rate Schedule on the reverse side of this contract and the terms set forth in the attached Addendum. In addition, Client is responsible for any direct charges and out-of-pocket costs incurred by Grove in the course of the work performed for Client. These costs include, but are not limited to, long distance telephone charges, photocopying, postage, shipping charges, travel expenses and analytical laboratory expenses.

      Grove will prepare and send an invoice to Client monthly. Client shall pay for the work performed by Grove upon receipt of an invoice from Grove. All unpaid invoices outstanding for more than thirty (30) days are subject to interest at a rate of 1.5% per month or 18% annual percentage rate (APR). If client disagrees with the amount of an invoice, Client shall notify Grove within ten (10) working days or Client waives any complaint regarding the invoice.

      In the unlikely event that Grove must pursue collection efforts of an outstanding amount due Grove, Client agrees to pay the total cost incurred by Grove for collecting said debt, including attorneys' fees incurred prior to and as a result of filing suit. Venue for any action under this Agreement shall be Orange County, Florida.

      The payment and collection terms of this Agreement shall remain in full force and effect for any services additional to those set forth in the scope of services in the attached Addendum, which Grove may perform for Client in the future, unless otherwise agreed to in writing.

      Client understands that this Agreement is for consulting services to be performed by Grove in accordance with the scope of services set forth in the attached Addendum. Client further understands that the report or information generated by Grove arising from this Agreement is intended only for use by Client unless otherwise agreed to in writing by Grove.

      In performing the scope of services set forth in the attached Addendum, Grove does not assume any of the legal responsibilities as between any architect, engineers, contractor, or owner. Any opinion rendered by Grove is not intended to be legal opinion or conclusion. Furthermore, Grove does not warrant any representation or opinions, either expressed or implied, rendered by Grove arising from this Agreement.

      Client shall protect and indemnify Grove against any loss or damages suffered by anyone arising through the negligence or misrepresentations of Client, or those employed by Client or agents of Client, and Client shall bear any expenses including attorney's fees which Grove may have or incur by reason of Client's negligence or misrepresentation.

      If the terms set forth herein accurately reflect the agreement between Grove and client and are acceptable to Client, please sign this Agreement where indicated and return the original Agreement in the enclosed self-addressed stamped envelope. A copy of this Agreement is enclosed for your records. Upon receipt of this Agreement, Grove shall proceed immediately as stated in the attached Addendum.

      Grove appreciates the opportunity to be of service and looks forward to working with you.

================================================================================

          The terms of this Agreement are acknowledged and accepted.


             Client                                  Grove Scientific Company



             Steven L. Atkinson, President           /s/ Bruce A. Ferraro
      By:    ---------------------------      By:    ---------------------------
             Print Name and Title                    Bruce A. Ferraro, C.E.O.,
                                                     G.E.P., President

             /s/ Steven L. Atkinson                  April 7, 1998
             ---------------------------             ---------------------------
             Signature                               Date

             [COMPANY NAME APPEARS HERE]
      of     ---------------------------
             Company Name

             4-13-98
             ---------------------------
             Date